EXHIBIT 11
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                          GREENWICH AIR SERVICES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                            THREE MONTHS ENDED JUNE 30,
                                                        1997                         1996
                                             ---------------------------  ---------------------------
                                                               FULLY                        FULLY
                                                PRIMARY       DILUTED       PRIMARY        DILUTED
                                             ------------   ------------  ------------   ------------
Weighted average number of common
    shares outstanding                         16,776,279    16,776,279    13,609,692    13,609,692

Additional shares assuming conversion of:
    Options and warrants                          281,080       290,007       302,331       383,451

    Subordinated debentures                             0             0             0       438,632
                                              -----------   -----------   -----------   -----------
Weighted average number of common
    shares outstanding, as adjusted            17,057,359    17,066,286    13,912,023    14,431,775
                                              ===========   ===========   ===========   ===========

Net income applicable to common stock         $ 5,571,305   $ 5,571,305   $ 2,719,322   $ 2,719,322

 After-tax interest savings from conversion
    of subordinated debentures                          0             0             0        30,792
                                              -----------   -----------   -----------   -----------

Net income, as adjusted                       $ 5,571,305   $ 5,571,305   $ 2,719,322   $ 2,750,114

Earnings per common share                     $      0.33   $      0.33   $      0.20   $      0.19
                                              ===========   ===========   ===========   ===========


                                                             NINE MONTHS ENDED JUNE 30,
                                                        1997                        1996
                                              -------------------------    ------------------------
                                                                FULLY                      FULLY
                                                PRIMARY        DILUTED      PRIMARY       DILUTED
                                              -----------    ----------    ----------    ----------
Weighted average number of common
    shares outstanding                         16,713,167    16,713,167    12,475,740    12,475,740

Additional shares assuming conversion of:
    Options and warrants                          262,403       314,643       267,821       415,793

    Subordinated debentures                             0             0             0       438,632
                                              -----------   -----------   -----------   -----------
Weighted average number of common
    shares outstanding, as adjusted            16,975,570    17,027,810    12,743,561    13,330,165
                                              ===========   ===========   ===========   ===========

Net income applicable to common stock         $16,651,259   $16,651,259   $ 7,137,666   $ 7,137,666

 After-tax interest savings from conversion
    of subordinated debentures                          0             0             0        92,376
                                              -----------   -----------   -----------   -----------

Net income, as adjusted                       $16,651,259   $16,651,259   $ 7,137,666   $ 7,230,042

Earnings per common share                     $      0.98   $      0.98   $      0.56   $      0.54
                                              ===========   ===========   ===========   ===========
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